                                                       Rule 424(b)(2)
                                                       Registration No. 33-51407
PRICING SUPPLEMENT NO.  6       DATED:  10-18-95

(To Prospectus Dated February 15, 1994, as supplemented by Prospectus Supplement Dated March 22, 1994)



                            FIRST BANK SYSTEM, INC.

                     Medium-Term Notes, Series F (Senior)
                  Medium-Term Notes, Series G (Subordinated)



Series:                                      CUSIP:  31928MBF1
[X] Series F (Senior)                        Issue Price (Dollar Amount and Percentage of Principal Amount):
[_] Series G (Subordinated)                          $48,960,310.00/99.919%

Form of Note:                                Interest Rate/Initial Interest Rate: 5.975%
[X] Book-Entry
[_] Certificated                             Interest Payment Dates:  3rd Wednesday of each month, beginning 11/15/95

Principal Amount:  $49,000,000.00            Regular Record Dates:  15th calendar day before each interest payment

Original Issue Date:  10-20-95               Interest Determination Dates:  2 business days prior to payment date

Maturity Date:  4-15-98                      Interest Reset Dates:  3rd Wednesday of each month, beginning 11/15/95

Interest Rate Basis (and,                    Index Maturity:  One Month
if applicable, related
Interest Periods):                           Spread:  + .10%

[_]  Fixed Rate Notes                        Spread Multiplier:
[_]  Commercial Paper Rate Note
[_]  Federal Funds Rate Note                 Alternate Rate Event Spread:
[X]  LIBOR Note
[_]  Prime Rate Note                         Alternate Rate Event Spread Multiplier:
[_]  Eleventh District Cost
     of Funds Rate Note                      Maximum Interest Rate:
[_]  CD Rate Note
[_]  Treasury Rate Note                      Minimum Interest Rate:
[_]  J.J. Kenny Rate Note
[_]  CMT Rate Note
[_]  Other Base Rate                         Index Source:  Telerate pg 3750
     (as described below)                    For Original Issue Discount Notes:
[_]  Zero Coupon Note
                                                 Original Issue Discount:          %
Redemption Terms:
                                                 Yield to Maturity:                %
Other Terms:
                                                 Original Issue Discount Notes:
Agent's Commission:  .081%
                                                     [_]  Subject to special provisions set forth therein
                                                          with respect to the principal amount thereof
                                                          payable upon any redemption or acceleration of
                                                          the maturity thereof.
                                                     [_]  For Federal income tax purposes only.

Proceeds to FBS:  $48,960,310.00                 Is the record or beneficial owner a California resident?

DTC Participant:                                          Yes  [_]           No  [X]

    Lehman Brothers
    DTC 636

/s/ Kenneth D. Nelson